December 2008
Preliminary Terms No. 816
Registration Statement No. 333-131266
Dated November 21, 2008
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index
Protected Absolute Return Barrier Notes provide principal protection as well as potential appreciation based on the absolute value of the return of the underlying index, but only if the underlying index remains within a specified range at all times during the term of the notes.  Consequently, you will receive a positive return whether the value of the underlying index on the index valuation date is higher or lower than the initial index value, as long as the value of the underlying index remains within the specified range at all times.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	December , 2008
Original issue date:	December , 2008 (5 business days after the pricing date)
Maturity date:	June 20, 2010
Underlying index:	The S&P 500® Index (the “Index”)
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
▪ If at any time on any day during the observation period the index value is outside the index range, $0.
Maximum payment at maturity:	$12.90 to $13.30 (129% to 133% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is:
▪ greater than or equal to , which is the initial index value x 67% to 71%; and
▪ less than or equal to , which is the initial index value x 129% to 133%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	The closing value of the Index on the pricing date
Final index value:	The closing value of the Index on the index valuation date
Index valuation date:	June 17, 2010, subject to postponement for certain market disruption events.
Interest:	None
CUSIP:	617483813
Listing:
Application will be made to list the notes on NYSE Arca, Inc. under the ticker symbol “SBK,” subject to meeting the listing requirements.  We do not expect to announce whether the notes will meet such requirements prior to the pricing of the notes.  If accepted for listing, the notes will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$	$	$
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 6 for further details.

(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

  Prospectus Supplement for Protected Absolute Return Barrier Notes dated November 21, 2007
  Prospectus dated January 25, 2006

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK. IN ADDITION, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1107002

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

Investment Overview

Protected Absolute Return Barrier Notes

The Protected Absolute Return Barrier Notes based on the Value of the S&P 500 Index (the “notes”) provide investors:

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the opportunity for a positive return of up to 29% to 33% based upon the performance of the index (whether positive or negative) as long as the underlying index remains within the specified index range at all times during the observation period

¡	100% principal protection, subject to the credit risk of Morgan Stanley, regardless of the performance of the underlying index

Maturity:	18 months

Maximum payment at maturity:	$12.90 to $13.30 (129% to 133% of the stated principal amount)

Principal protection:	100%

Payment at maturity:	Par plus $10 times absolute index return If at any time on any day during the observation period the index value is outside the index range, investors will only receive par.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on November 20, 2008.

Bloomberg Ticker Symbol:	SPX
Current Index Value:	752.44
52 Weeks Ago:	1,439.70
52 Week Intraday High Index Value (on 12/11/07):	1,523.57
52 Week Intraday Low Index Value (on 11/20/08):	747.78

S&P 500 Index Historical Performance Intraday Highs, Lows and Closes from January 1, 2003 to November 20, 2008

December 2008	Page 2

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a return of up to 29% to 33% regardless of whether the Index appreciates or depreciates, as long as the Index remains within the index range at all times during the observation period.

Best Case Scenario
The index value remains within the index range at all times during the observation period and investors receive $10 times the absolute index return, subject to the maximum payment at maturity of $12.90 to $13.30 (129% to 133% of the stated principal amount) per note.  The actual maximum payment at maturity will be determined on the pricing date.  At maturity, investors will maximize their returns if, on the index valuation date, the absolute index return is 29% to 33% and the Index has remained within the index range at all times during the observation period.

Worst Case Scenario
The index value is outside the index range at any time on any day during the observation period and investors only receive the principal amount of their investment at maturity.  The notes are 100% principal protected, subject to the credit risk of Morgan Stanley.

Summary of Selected Key Risks (see page 9)

Structure Related Risks

¡	No interest payments

¡	If the index value moves outside the index range at any time on any day during the observation period, the supplemental redemption amount will be zero

¡	Appreciation potential is limited

¡	Market value of notes may decline

¡	Investing in the notes is not equivalent to investing in the Index

Index Related Risks

¡	Adjustments to the Index could adversely affect the value of the notes

Secondary Market Related Risks

¡	Market price of the notes will be influenced by many unpredictable factors

¡	Secondary trading may be limited

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

¡	Hedging and trading activity could potentially affect the value of the notes

Issuer Specific Risks

¡	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

¡	Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to investor interests

December 2008	Page 3

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $10 stated principal amount of notes that the investor holds, the $10 stated principal amount and a return, if any, based on the absolute value of the return of the Index and on whether the Index has remained within the index range at all times during the observation period.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December , 2008	December , 2008 (5 business days after the pricing date)	June 20, 2010, subject to postponement due to certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying index:	The S&P 500® Index (the “Index”)
Issue price:	$10 per note (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per note
Interest:	None
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪  If at all times during the observation period the index value is within the index range,
$10 times the absolute index return; or
▪  If at any time on any day during the observation period the index value is outside the index range, $0.

Maximum payment at maturity:	$12.90 to $13.30 (129% to 133% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

Index value:
At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker for any such successor index.

Index range:	Any value of the Index that is: ▪ greater than or equal to , which is the initial index value x 67% to 71%; and ▪ less than or equal to , which is the initial index value x 129% to 133%
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	The closing value of the Index on the pricing date
Final index value:	The closing value of the Index on the index valuation date
Index valuation date:	June 17, 2010, subject to postponement for certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the index valuation date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the index valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

December 2008	Page 4

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

General Information
Listing:
Application will be made to list the notes on NYSE Arca, Inc. under the ticker symbol “SBK,” subject to meeting the listing requirements.  We do not expect to announce whether the notes will meet such requirements prior to the pricing of the notes.  If accepted for listing, the notes will begin trading the day after the pricing date.

CUSIP:	617483813
Minimum ticketing size:	100 notes
Tax considerations:
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on November 19, 2008, the “comparable yield” for the notes would be a rate of 6.1698% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $10.9361 due at maturity.  The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2009	$0.3085	$0.3085
July 1, 2009 through December 31, 2009	$0.3180	$0.6265
January 1, 2010 through the Maturity Date	$0.3096	$0.9361

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if the index value falls outside the index range prior to the original issue date of the notes, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  In this event, the maturity redemption amount will equal the issue price, and a U.S. Holder will therefore not be required to recognize income, gain or loss in respect of the notes prior to the sale, exchange or at maturity of the notes.  Gain or loss realized on the sale or exchange of a note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year.  U.S. taxable investors should read the sections of the accompanying prospectus called “United States Federal Taxation—Tax Consequences to U.S. Holders—Sale, Exchange or Retirement of the Debt Securities” and “—Backup Withholding and Information Reporting” for a discussion of the tax consequences that would apply were the index value to fall outside of the index range prior to the original issue date.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

December 2008	Page 5

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the component stocks of the Index, in futures or options contracts on the Index or on any component stocks of the Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the value of the Index and, therefore, such activity may adversely affect the value of the notes or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “ERISA” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$10.00	$0.175	<$999K
$9.9625	$0.1375	$1MM-$2.99MM
$9.94375	$0.11875	$3MM-$4.99MM
$9.925	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2008	Page 6

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the index return from -100% to +100% and assumes a hypothetical initial index value of 750, a hypothetical index range which includes all index values greater than or equal to the hypothetical initial index value times 69% and less than or equal to the hypothetical initial index value times 131% (the actual initial index value and the actual index range will be determined on the pricing date), and for the shaded rows, that the value of the index has remained within the index range at all times during the observation period.  In this example, the Index must move by more than 31% in either direction from the hypothetical initial index value before we would not pay you a supplemental redemption amount.

Index Value	Index Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
1,500	100%	$0.00	$10.00	0%
1,125	50%	$0.00	$10.00	0%
990	32%	$0.00	$10.00	0%
982.50	31%	$3.10	$13.10	31%
975	30%	$3.00	$13.00	30%
900	20%	$2.00	$12.00	20%
870	16%	$1.60	$11.60	16%
840	12%	$1.20	$11.20	12%
810	8%	$0.80	$10.80	8%
780	4%	$0.40	$10.40	4%
765	2%	$0.20	$10.20	2%
750	0%	$0.00	$10.00	0%
735	-2%	$0.20	$10.20	2%
720	-4%	$0.40	$10.40	4%
690	-8%	$0.80	$10.80	8%
660	-12%	$1.20	$11.20	12%
630	-16%	$1.60	$11.60	16%
600	-20%	$2.00	$12.00	20%
525	-30%	$3.00	$13.00	30%
517.50	-31%	$3.10	$13.10	31%
510	-32%	$0.00	$10.00	0%
375	-50%	$0.00	$10.00	0%
0	-100%	$0.00	$10.00	0%

At maturity, the notes will pay at least 100% of the principal amount and have the potential to pay a supplemental redemption amount based on the value of the Index at the end of the observation period if the Index has remained within the index range throughout the entire observation period.

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

December 2008	Page 7

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

Payment Example 1
The level of the Index increases by 12% from the hypothetical initial index value of 750 to a final index value of 840, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(840 – 750) / 750]  = $1.20

Payment at Maturity  = $11.20

Payment Example 2
The level of the Index decreases by 16% from the hypothetical initial index value of 750 to a final index value of 630, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(630 – 750) / 750]  = $1.60

Payment at Maturity  = $11.60

Payment Example 3
The level of the Index decreases by 2% from the hypothetical initial index value of 750 to a final index value of 735, and the index value remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$10 x absolute value of [(735 – 750) / 750]  = $0.20

Payment at Maturity  = $10.20

Payment Example 4
The index value moves outside the index range at any time on any day during the observation period.  Because the index value has moved outside the index range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $10 per $10 stated principal amount regardless of the final index value.

Payment at Maturity  = $10.00

December 2008	Page 8

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-16 of the prospectus supplement for protected absolute return barrier notes.

Structure Specific Risk Factors

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The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Unless the index value at maturity has sufficiently increased or decreased over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the closing value of the Index on the index valuation date and on whether the value of the Index remains within the index range throughout the observation period.

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You may not receive a supplemental redemption amount.  If at any time on any day during the observation period the value of the Index is outside the index range, no supplemental redemption amount will be paid and investors will receive only the principal amount of their investment at maturity.  In periods of high Index volatility, the likelihood of the index value moving outside the index range at some point during the observation period increases.  In light of the elevated volatility currently being experienced by the securities markets, it may be significantly more likely for the index value to move outside the index range, resulting in zero supplemental redemption amount.

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Appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $12.90 to $13.30 per note, or 129% to 133% of the stated principal amount.  In no event will the supplemental redemption amount exceed $2.90 to $3.30 because if the final index value is less than 67% to 71% or greater than 129% to 133% of the initial index value, the Index will have moved outside the index range and your supplemental redemption amount will equal $0.

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Market value of notes may decline.  If at any time on any day during the observation period the value of the Index is outside the index range, the market value of each note will decline below the stated principal amount and will no longer be linked to the value of the Index.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

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Not equivalent to investing in the Index.  Investing in the notes is not equivalent to investing in the Index or its component stocks.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Index.

Index Specific Risks Factors

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Adjustments to the Index could adversely affect the value of the notes.  The publisher of the Index may add, delete or substitute the stocks constituting the Index or make other methodological changes that could change the value of the Index.  The publisher of the Index may discontinue or suspend calculation or publication of the Index at any time.  Any of these actions could adversely affect the value of the notes.  Where the Index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

December 2008	Page 9

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

Secondary Market Specific Risk Factors

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Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value and volatility of the Index, the dividend yield of the component securities of the Index, whether the value of the Index has been outside the index range at any time during the observation period, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

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Secondary trading may be limited. There may be little or no secondary market for the notes.  The issuer will apply to list the notes on NYSE Arca, Inc.  However, it is not possible to predict whether the notes will meet the requirements for listing or trade in the secondary market and we do not expect to announce whether or not the notes will meet those requirements prior to the pricing of the notes.  In addition, the notes could be delisted under certain circumstances, such as the delisting of the underlying stock.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

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Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

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Hedging and trading activity could potentially affect the value of the notes.  We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to the Index or its component stocks), including trading in the component stocks of the Index as well as in other instruments related to the Index.  Any of these hedging or trading activities during the term of the notes could potentially affect the value of the Index, including the final index value and whether the Index is outside the index range at any time during the observation period and, accordingly, the amount of cash investors will receive at maturity.

Issuer Specific Risk Factors

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The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

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Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

December 2008	Page 10

Protected Absolute Return Barrier Notes due June 20, 2010
Based on the Value of the S&P 500® Index

Information about the Underlying Index

The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—The S&P 500® Index” in the accompanying prospectus supplement for protected absolute return barrier notes.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—The S&P 500® Index” in the accompanying prospectus supplement for protected absolute return barrier notes.

Historical Information
The following table presents the published high and low closing values, as well as end-of-quarter closing values, of the Index from January 1, 2003 through November 20, 2008.  The closing value of the Index on November 20, 2008 was 752.44.  We obtained the closing values and other information below from Bloomberg Financial Markets, without independent verification.  The Index experiences periods of high volatility, and you should not take the historical values of the Index as an indication of future performance.

S&P 500® Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter (through November 20, 2008)	1,161.06	752.44	752.44

December 2008	Page 11